October 18, 2000

Mr. Larry Hemmerich
nStor Technologies, Inc.
10140 Mesa Rim Road
San Diego, CA  92121

Dear Larry,

On October 11, 2000, the Board of Directors formally approved the following revisions to your Employment Arrangement:


1)      Term:
        -----
        The expiration date has been extended to January 16, 2003.

2)      Bonus and Incentive Compensation:
        ---------------------------------
        You will be entitled to a $100,000 bonus, to be paid during the first ten (10) days of January 2002, in the event that one of the following conditions occur:

        a)During 2001, the Company has experienced three consecutive quarters of revenue growth of a minimum of 5% per quarter, or
        b)The closing market price of the Company's stock is at least $5 on December 31, 2001.

3)      Stock Options:
        --------------
        Effective October 11, 2000, you have been granted options to purchase an additional 250,000 shares of nStor common stock at an exercise price of $2 per share. The options will vest 100% on January 16, 2003.

4)      Change of Control:
        ------------------
        In the event of a sale of substantially all the property, or more than 51% of the then outstanding common shares, of the Company to another company not controlled by the Company's shareholders, 100% of all options, which have been granted to you by the Company, will automatically vest.


Very truly yours,                                         Approved By:

/s/ H. Irwin Levy                                  /s/ Larry Hemmerich
-------------------------                          ------------------------
H. Irwin Levy                                      Larry Hemmerich